Exhibit 10.4
Effective as of 2/25/2020

SUMMARY OF ANNUAL NON-MANAGEMENT DIRECTOR COMPENSATION

I. Board Members (Other than the Lead Director)

A. Annual Cash Compensation

Annual Cash Retainer:	$125,000

Additional Cash Retainer for Chairman of Audit Committee:	$25,000

Additional Cash Retainer for Chairs of Compensation Committee,
Nominating and Corporate Governance Committee, Science and
Technology Committee and Strategy and Finance Committee:	$15,000

B.  Equity Compensation

Annual equity grants are made upon the recommendation of the Compensation Committee.

II. Lead Director

A. Annual Cash Compensation

Annual Cash Retainer:	$165,000

B. Equity Compensation

Annual equity grants are made upon the recommendation of the Compensation Committee.

III.  Travel Expenses

Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings.